Exhibit 3(i)(2)

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz	Entity # C1100-2003 Document Number: 20060829577-66 Date Filed: 12/27/2006 3:33:40 PM In the office of /s/ Dean Heller Dean Heller Secretary of State
Certificate of Change Pursuant to NRS 78.209

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:
Benacquista Galleries, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
The total authorized capitalization of the corporation is fifty million (50,000,000) common shares, $0.001 par value.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
The total authorized capitalization of the corporation is five million (5,000,000) common shares, $0.001 par value.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
1,100,030

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
Stockholders otherwise entitled to fractional shares as a result of the reverse stock split will be entitled to a full share.

7. Effective date of filing (optional): ____________________________________________________
(must not be later than 90 days after the certificate is filed)

8. Officer Signature:	/s/ James Price Signature	Chief Executive Officer Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.209 2003
Revised on: 09/28/05